Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed by the Peoples Holding Company (the “Company”) pertaining to the options first issued by Heritage Financial Holding Corporation (“Heritage”) under its Incentive Stock Compensation Plan, which were assumed by the Company as a condition of and in connection with the merger of Heritage with and into the Company, of our report dated February 12, 2004, except for Note T, as to which the date is February 17, 2004, with respect to the consolidated financial statements and schedules of The Peoples Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

February 17, 2005